Dated: 19 November 2009 / 日期：2009年11月19 日

Jinjiang Hengda Ceramics Co., Ltd.   /   晋江恒达陶瓷有限公司

(The Acquirer)   /（作为收购方）

And  /  及

HUANG Chang Tie   /   黄长贴

WU You Jin  /   吴友进

WANG Yi Lin   /  王毅琳

(All of the Shareholders of Jiangxi Hengdali Constructional Ceramics Co., Ltd., the Transferor)  /

(江西恒达利陶瓷建材有限公司全体股东，作为转让方）

And /及

Jiangxi Hengdali Constructional Ceramics Co., Ltd.  /  江西恒达利陶瓷建材有限公司

(The Confirmatory Party)  /  （作为确认方）

______________________________________________________

ACQUISITION AGREEMENT

收购协议

______________________________________________________

Acquisition Agreement

收购协议

This acquisition agreement (the “Agreement”) is signed in Fujian, PRC by the following parties on the 19th day of November 2009:

本收购协议（“本协议”）由下述各方于2009年11月19日 在中国福建签署：

(1)
Jinjiang Hengda Ceramics Co., Ltd., a Wholly Foreign Owned Enterprise (the “WFOE”) incorporated under the laws of the People’s Republic of China (the “PRC”), holding the Business License No. 350500400039648 issued by Quanzhou City Administration of Industry and Commerce and with the legal address of Anhai Junbing Industrial Zone, Jinjiang City, Fujian Province, PRC. (the “Acquirer” or “Transferee”)

晋江恒达陶瓷有限公司，一家依据中国法律成立的外资公司，持有泉州市工商行政 管理局签发的注册号为350500400039648的《企业法人营业执照》，法定地址为中国福建省晋江市安海菌柄工业区。（“收购方”）

(2)
HUANG Chang Tie, WU You Jin and WANG Yin Lin, the PRC residents, holding their identity cards of No. 35058219531201303, 350582197901152057 and 350500197202180513 respectively. (collectively  the “Transferor”)

黄长贴、吴友进、王毅琳，为中华人民共和国居民，分别持有编号为350582195312013033、350582197901152057、350500197202180513 的身份证（“转让方”）

(3)
Jiangxi Hengdali Constructional Ceramics Co., Ltd., a limited liability company incorporated under the PRC laws, holding the Business License No. 360983210005545 issued by Gaoan City Administration of Industry and Commerce and with the legal address of Bajing Town (the Constructional Ceramics Industrial Base of Jiangxi Province), Gaoan City, Jiangxi Province, PRC. (the “Acquiree” or “Confirmatory Party”)

江西恒达利陶瓷建材有限公司，一家依据中国法律成立的有限责任公司，持有高安市工商行政管理局签发的注册号为360983210005545的《企业法人营业执照》，住所为中国江西&# 30465;高安市八景镇（江西省建筑陶瓷产业基地）。（“确认方”）

Whereas:

鉴于：

(A)	As at the date hereof, the Transferor is the shareholders of the Confirmatory Party and holds the 100% equity interests in the Confirmatory Party.

目前，转让方为确认方之股东，合共持有确认方100％股权。

(B)
The Confirmatory Party is a legally registered limited liability company in the PRC with the registered capital of RMB 55,880,000 which had been fully paid and with the business scope of producing and selling ceramic tiles (excluding those under state special regulations) and has been legitimately subsisting and operating as at the date hereof.

确认方为在中国合法注册的有限责任公司，注册资本55,880,000元人民币，已全部缴足，其经营范围为瓷砖生产、销售 （国家有专项规定的除外），目前合 法存续并正常营运。

(C)
The Confirmatory Party is a PRC domestic enterprise and has three shareholders in total (i.e. HUANG Chang Tie, WU You Jin and WANG Yi Lin) who are the Transferor under the Agreement and aggregately hold 100% equity interests. The aforesaid shareholders have all undertaken to waive their respective rights of first refusal to the Target Shares (as defined under Clause 1.1 in the Agreement).

确认方为内资企业，共有三个股东（即黄长贴、吴友进、王毅琳），为本协议项下之转让方，共持有100%股权。前述股东已各自承诺放弃对被收购股权( 定义如1.1项所述)的优先购买权。

(D)
The Transferor has cumulatively invested RMB 121,950,000 (excluding the registered capital) into the Confirmatory Party (for the specific dates and amount particulars, please refer to Schedule 1). The Transferor and the Confirmatory Party shall define the investment amount excluding the registered capital as the “Shareholders’ Loan” with the interest rate of 5.31% by reference to the one-year benchmark loan interest rate announced by People's Bank of China on January 1, 2009 and the loan term of which shall be calculated according to the actual borrowing span.

转让方自2008年5月12日截止到2009年7月 7日，除注册资本外，向确认方累计投入1.2195亿元人民币（具体投入时间及金额明细见附表1）。转让方与确认方将除注册资本以外的投入界定为“股东借款”，此项借款的利率参照 2009年1月1日中国人民银行公布的一年期贷款基准利率5.31%，借款时间按照实际借款时间计算。

(E)
The Acquirer and the Confirmatory Party have entered the Letter of Intent on 18 May 2008 (the “LOI”), pursuant to which the Transferor granted the Acquirer the exclusive option to the whole or controlling shares in the Confirmatory Party. The Acquirer hereby intends to execute the option in the light of the LOI and the Transferor agrees to transfer the 100% equity interests held by them in the Confirmatory Party to the Acquirer after the Acquirer’s transaction through a SPAC Listing and Financing  and to convert the Confirmatory Party into an “enterprise invested by foreign investment enterprise” solely held by the Acquirer.

收购方与确认方于2008年5月18日签订的《合作意向书》，转让方授予收购方不可撤回的确认方全部或控股股权的独 家购买权。现收购方拟根据《合作意向书》行使购 买权，收购确认方之100%股权，转让方同意在收购方通过SPAC 上市融资的交易后将其 持有确认方之100%股权全部转让予收购方，并将确认方变更为由收购方持有全部股权的外商投资企业境内投资企业。

All the parties, in the principles of free-will, fairness, mutual benefit, honesty and credibility and after sufficient negotiation, hereby agree the following terms and conditions for mutual compliance.

各方本着自愿、平等、互利、诚实信用的原则，经过协商达成以下条款，以资共同信守。

1.	Definition

定义

1.1	The following words and expressions in the Agreement, except as otherwise expressed, have the following meanings:

在本协议中，除文义另有所指外，下列词语具有以下涵义：

Acquirer refers to Jinjiang Hengda Ceramics Co., Ltd., which is the acquirer of the Target Shares under the Agreement;

收购方指晋江恒达陶瓷有限公司，是本协议项下股权的收购方；

Transferor refers to HUANG Chang Tie, WU You Jin and WANG Yin Lin, who are the transferors of the Target Shares under the Agreement and hold the 100% equity interests in the Confirmatory Party;

转让方指黄长贴、吴友进、王毅琳，是本协议项下股权的转让方，共持有确认方100％的股权；

Confirmatory Party refers to Jiangxi Hengdali Constructional Ceramics Co., Ltd., the Confirmatory Party under the Agreement, which is a domestic enterprise as at the date hereof and held by three shareholders, i.e. the Transferor;

确认方指江西恒达利陶瓷建材有限公司，目前为一间内资企业，是本协议项下的确认方，共有三个股东，即转让方；

Share Acquisition refers to the Transferor legally transferring and the Acquirer legally purchasing the Target Shares and all the rights, benefits, interests, obligations and liabilities attached and related to the Target Shares pursuant to the articles of association and applicable laws;

股权收购指转让方依法转让、收购方依法受让被收购股权，连同根据公司章程及适用法律规定，被收购股权项下及与被收购股权有关的一切权利、权益、责任和义务；

Target Shares refers to the 100% equity interests held by the Transferor in the Confirmatory Party, which shall be transferred by the Transferor to the Acquirer according to the Agreement;

被收购股权指根据本协议约定，转让方向收购方转让的由转让方所拥有的确认方之100%股权；

SPAC Listing and Financing refers to the China Ceramics Co., Ltd . consummating the equity acquisition of the Success Winner Limited, the overseas parent company of the Acquirer.

SPAC上市融资指China Ceramics Co., Ltd.完成对收购方境外母公司Success Winner Limited的股权收购。

Articles of Association refers to, where the context may so require, the articles of association which is valid on the execution date, including all the supplementations and amendments thereof and/or the articles of association which is executed for the change of the Confirmatory Party from the domestic enterprise into an “enterprise invested by foreign investment enterprise”.

公司章程视情况，指确认方于签署日有效的公司章程包括其各份补充章程、章程修订案，及/或股权收购完成后，确认方由内资企业变更为外商投资企业境内投资企业的公司章程；

Creditor’s Rights refers to all the creditor’s rights of the Confirmatory Party against any third party as at the Completion Date of the Acquisition;

债权指直至收购完成日，确认方对任何第三方持有的全部债权；

Indebtedness refers to all the liabilities which shall be assumed by the Confirmatory Party, including but not limited to the loans, payable contractual amounts, payable governmental taxes and fees and the payable salaries, allowances or premiums to the employees, etc.

债务指直至收购完成日，确认方应承担的全部对外债务，包括但不限于对外欠款、应付的合约款项、对政府欠付的税、费及对员工欠付的工资、补贴或保险费；

Administration for Industry and Commerce (the “AIC”) refers to Gaoan City Administration for Industry and Commerce, the governmental authority which issued the Business License of the Confirmatory Party and approves the AIC registration and change registrations.

工商登记机关指高安市工商行政管理局，为向确认方签发《企业法人营业执照》并核准确认方工商注册、变更登记的政府主管机关；

Execution Date refers to the date on which the Agreement is executed;

签署日指本协议签署之日；

Completion Date of the Acquisition refers to all the legal formalities for the Share Acquisition having been completed, the Confirmatory Party obtaining the business license issued by the AIC for its changing to be an “enterprise invested by foreign investment enterprise”.

收购完成日指收购的法律手续全部完成，确认方取得工商登记机关签发的变更为外商投资企业境内投资企业的《企业法人营业执照》之日；

Relevant Laws refers to all the laws, regulations, regulatory documents and the notices, orders, decisions or other enforceable documents promulgated by the legislative, administrative or judicial authorities applicable to the Agreement or any party of the Agreement;

相关法律指对于本协议或本协议一方所适用的法律、法规、规范性文件，以及立法、行政或司法机关颁布的通知、命令、决定或其他具有强制约束力的文件；

Both Parties refers to the Acquirer and the Transferor;

双方指收购方与转让方；

Party refers to a party of the Agreement;

一方指本协议的一方；

PRC refers to the People’s Republic of China, for the purpose of the Agreement, excluding the Hong Kong Special Administrative District, the Macau Special Administrative District and Taiwan.

中国指中华人民共和国，就本协议而言，不包括香港特别行政区、澳门特别行政区和台湾。

2.	Share Acquisition

股权收购

2.1	The Transferor agrees to transfer and the Acquirer agrees to acquire the Target Shares in accordance with the terms and conditions hereunder the Agreement.

转让方同意按照本协议约定的条款和条件向收购方转让被收购股权， 收购方亦同意按照本协议约定条款和条件从转让方受让被收购股权。

2.2
From the Completion Date of the Acquisition onwards, except for otherwise provided or agreed by Both Parties, the Acquirer shall hold the Target Shares and all the rights, benefits, interests and assume all the obligations and liabilities attached and related to the Target Shares pursuant to the articles of association and applicable laws.

自收购完成日，除本协议另有规定或双方另有约定者外，被收购股权以及根据公司章程及适用法律规定被收购股权项下及与被收购股权有关的一切权利、权益、责任和义务均由收购方继受。

2.3
After the completion of the Share Acquisition, the legal status of the Confirmatory Party shall change from the domestic enterprise into an “enterprise invested by foreign investment enterprise”, but its name, business scope and registered capital of the Confirmatory Party will remain the same.

股权收购完成后，确认方企业性质由内资企业变更为外商投资企业境内投资企业，确认人的名称、经营范围、注册资本保持不变。

2.4	Current Situations of the Confirmatory Party and Affirmation of the Acquisition Date

关于确认方目前状况及收购日确定

2.5	Situations of the Confirmatory Party

确认方状况：

(1)
The Confirmatory Party holds the land use rights to the land located in the Gaoan City Constructional Ceramics Industrial Base of Jiangxi Province with total site area of 244,324 m2 and the building thereon which is under construction (the land use right certificate and other relevant documents are listed as the Schedule 2 of the Agreement). The aforesaid land is of industrial use as at the date hereof.

确认方在江西省高安市建筑陶瓷产业基地拥有占地总面积244,324平方米土地使用权及其上盖在建物业（使用权証及有关文件列为本协议附表 2）。前述土地目前之土地用途为工业用地。

(2)	As at the Execution Date of the Agreement, the situations of the investments and loans by the Transferor to the Confirmatory Party shall be inspected.

截止本协议签署之日﹐核实转让方对确认方的投资和借款状况。

2.6	Completion of the Share Acquisition

收购完成日确定﹕

The completion the Share Acquisition shall be done within the 3 months after the SPAC Listing and Financing.

股权收购应在SPAC融资上市完成后的的3个月内完成。

3.	Pre-conditions of the Effectiveness of the Agreement

本协议生效的先决条件

The Agreement shall become effective on the date (the “Effective Date”) when the following pre-conditions are all satisfied:

本协议于以下先决条件全部成就之日（“生效日”）起生效：

(1)	The Agreement is legally executed by Both Parties and the Confirmatory Party;

本协议经双方及确认方依法签署；

(2)	The Acquirer completes the SPAC Lising and Financing.

收购方完成SPAC融资上市。

4.	Acquisition Consideration

收购代价

4.1	The Acquisition Consideration shall be calculated as follows:

收购代价具体计算如下：

(1)	The Acquirer shall pay the amount equal to the registered capital, i.e. RMB 55,880,000 to the Transferor;

收购方向转让方支付确认方的注册资本额人民币55,880,000元；

(2)
The Acquirer shall pay the interest of the above-mentioned amount to the Transferor. The interest rate thereof shall be 5.31% by reference to the one-year benchmark loan interest rate announced by People's Bank of China on January 1 2009 and the term for interest calculation shall start on the next day of the day when the above-mentioned amount of registered capital is paid into the due bank account (s) and end on 31 December 2009. Based on the aforesaid interest rate and loan term, the aggregate interest shall be RMB 2,260,000; (for details, please refer to Schedule 3)

收购方向转让方支付以上注册资本额的利息。此笔款项的利率参照2009年1月1日中国人民银行公布的一年期贷款基 准利率5.31%；具体计算利率的时间区间按以上注资额到帐之次日起算，截止2009年12月31日止。  根据以上利 率及借款区间计算的此笔款项的利息合计226万元；（具体明细见附表3）

(3)
In the event that the actual payment date of the Acquisition Consideration is not 31 December 2009, the amount of interest shall be adjusted according to the actual payment date, but the interest rate shall at all times be 5.31%.

如果收购代价实际支付日不是2009年12月31日，则利息总额需要按收购代价实际支付日重新进行调整 ，但利率一直为5.31%固定不变。

4.2	Payment Arrangement of the Acquisition Consideration

收购代价的支付安排

The Acquirer shall use the funds obtained by SPAC Listing and Financing and its own available capital to pay 100% of the Acquisition Consideration to the Transferor within 7 days after the Acquirer completing the SPAC Listing and Financing; and  the Transferor shall complete the change of AIC registration of the Confirmatory Party within three months upon the receipt of the Acquisition Consideration.

收购方于完成SPAC上市融资后的7日内以SPAC上市融资款及自有资金向转让方支付100% 的收购代价，转让方在收到全部的收购代价后三个月内完成确认方工商变更登记。

5.	Repayment of the Shareholders’ Loan

股东借款偿付

The Acquirer will repay the Shareholders’ Loan owed by the Transferor to the Confirmatory Party as the following:

收购方将向转让方偿付确认方对转让方的股东借款：

(1)
Assuming sufficient funds are available from the SPAC Listing and Financing and from its own available funds, the Acquirer shall repay the Shareholders’ Loan with the aggregate principal of RMB121,950,000 lent by the Transferor to the Confirmatory Party and the accrued interest as provided in Clause 5(2) of the Agreement within 7 days after the completion of SPAC Listing and Financing.

如果收购方通过SPAC上市融资获得的资金及其自有资金是充足的，则收购方于完成SPAC上市融资后7日内偿付转让方向 确认方的本金总额为1.2195亿元的股东借款及按照本协议第5(2)条约定所发生的利息；

(2)
The Acquirer shall pay the interest of the above-mentioned Shareholders’ Loan to the Transferor. The interest rate thereof shall be fixed at 5.31% during the life of the Shareholders’ Loan by reference to the one-year benchmark loan interest rate announced by People's Bank of China on January 1 2009 and the term for interest calculation shall start on the next day of the day when every payment of the Shareholders’ Loan is deposited into the due bank account(s) and end on the actual pay-off date of the Shareholders’ Loan; (for details, please refer to Schedule 4)

收购方向转让方支付以上股东借款所发生的利息，其利率参照2009年1月1日中国人民银行公布的一年期贷款基准利 率5.31%，为股东借款存续期间的固定利率；具体计算利率的时间区间按照按每次股东借款额到账之次日起算，截止到实际还清股东借款日；（具体明细见附表4）

(3)
If sufficient funds are not available from the SPAC Listing and Financing and from its own available funds to repay the Shareholders’ Loan and the accrued interest, the Acquirer may pay off a portion of the Shareholders’ Loan and interest according to its available funds and pay off the balance at any time according to its absolute discretion. The aforesaid interest rate of 5.31% shall be fixed and unchangeable until the date when the Shareholders Loan is practically paid off and there shall be no penalty for the aforesaid repayment of the Shareholders’ Loan. There is no term or repayment schedule for the payment of principal and accrued interest.

如果收购方通过SPAC上市融资获得的资金及其自有资金不足以偿付股东借款及利息，则收购方可以凭其已有资金偿还部分股东借款及利息，余额由收购方自己决定于任何时候归还，上述利率 5.31%直到实际还清股东借款日固定不变，且就前述股东借款的偿还没有任何的违约金、罚息等处罚性条件，对于本金及所发生利息的支付也没有任何期限或还款时间表的限制。

6.	Bank Loans of the Confirmatory Party

确认方之银行借款

As at the Execution Date of the Agreement, the Confirmatory Party has the outstanding bank loan totaling RMB 60,000,000 advanced by the PRC Agriculture Bank (the “Agriculture Bank Loan”), the details of which have been attached in Schedule 5.

截至本协议的签署日，确认方拥有未清偿的银行贷款共6000万元人民币，为来自中国农业银行的贷款（以下简称“农行贷款”），详情请见附表5 。

The Confirmatory Party shall be continuously liable for the Agriculture Bank Loans and any other bank loans which would have incurred and remained outstanding as at the Completion Date of the Acquisition (for details, please refer to Schedule 5); and the Transferor agrees to compensate the Confirmatory Party for the difference between the loan interest rate and the rate of 5.31% on the actual payment day of such bank loans.

确认方应持续对农行贷款及截至收购完成日可能发生且尚未还清的任何其他贷款（具体明细见附表5）承担责任；且转让方同意在该等贷款实际 偿付日补偿确认方就该等贷款利率与5.31%利率之间的差额。

7.	Legal Formalities

法律手续

7.1	Once upon the Agreement becoming effective, the Acquirer should process all the following legal formalities by the cooperation of the Transferor:

本协议生效后，收购方应在转让方的配合下负责办理以下所有法律手续：

(1)	The legal formalities regarding the Share Acquisition include but are not limited to :

本协议项下股权收购所需的所有法律手续，包括但不限于：

(a)	The approval of, registration with and issuance of the business license by the AIC; and

工商登记机关对于股权收购的核准、注册以及签发内资公司《企业法人营业执照》；及

(b)	The directors and superior management appointed by the Acquirer take place of the same position appointed by the Transferor.

收购方委派的董事及高级管理人员取代转让方委派的董事及高级管理人员。

7.2	The Transferor and the Confirmatory Party should punctually sign and provide the documents which are required to be signed and provided by them for processing the legal formalities

转让方及确认方应及时签署和提供办理该等法律手续所需由其签署和提供的文件。

7.3	Within 2 days since the Completion Date of the Acquisition, the Transferor and the Confirmatory Party should transfer the company seals, financial seals and accounting books to the Acquirer.

自收购完成之日起两日内，转让方及确认方将确认方之公章、财务章、财务帐簿移交给收购方。

8.	Obligations and Liabilities of the Acquirer

收购方的责任义务

8.1	After the renewed business license is obtained by the Confirmatory Party, the Acquirer should pay the Acquisition Consideration on time as provided under the Agreement.

取确认方《企业法人营业执照》后，按照本协议约定按期支付收购金。

8.2	The Acquirer should process all the legal formalities as provided under Clause 7 of the Agreement.

按照本协议第7条之规定办理所有所需的法律手续。

8.3	The Acquirer should perform and assume all the other obligations and liabilities as provided under the Agreement.

履行本协议约定的收购方之其他义务与责任。

9.	Obligations and Liabilities of the Transferor

转让方的责任义务

9.1	The Transferor should cooperate with the Acquirer on the inspection.

配合收购方进行核查事宜。

9.2
the Transferor shall complete the change of AIC registration of the Confirmatory Party within three months upon the receipt of the Acquisition Consideration and the Transferor should process all the legal formalities as provided under Clause 7 of the Agreement.

转让方在收到全部的收购代价后三个月内完成确认方工商变更登记，并按照本协议第7条之规定协助办理所有所需的法律手续。

9.3	The Transferor should perform and assume all other obligations and liabilities as provided under the Agreement.

履行本协议约定的转让方之其他义务与责任。

10.	Assuming of Taxes and Fees

税费承担方式

10.1
The Acquirer agrees to pay all the fees and expenses (including but not limited to the taxes, governmental charges and other charges by the lawyers, accountants, assessors, etc.) incurred in the course of the share transfer.

收购方同意支付因本协议办理股权转让过程中而产生的全部费用和支出（包括但不限于税款、政府规费、法律、会计 、评估和其他的类似费用）。

11.	Representations, Warranties and Undertakings of the Acquirer

收购方的声明、保证与承诺

11.1
The Acquirer is an enterprise legal person incorporated pursuant to the PRC laws and holds the valid Business License and other relevant approval documents. As at the Execution Date, there are no such existing legal causes that can lead the Acquirer to cease its legal existence and operation;

其为依据中华人民共和国法律成立及存续的企业法人，领取有效的《企业法人营业执照》及其他批准文件。在签署日，不存在可能导致收购方不能依法存续、运营的法律事由；

11.2
The Acquirer has maintained the power, rights and authorization to sign, deliver and perform the Agreement and has taken all the corporate and other activities which are necessary for authorization to sign and perform the Agreement;

其具有签署、递送本协议和履行其在本协议项下义务的权力和授权，并已经采取为授权其签署本协议和履行其在本协议项下义务所需的全部公司行为和其他行为；

11.3	The Acquirer undertakes that its signing and performing the Agreement will not conflict with any documents which have been entered by and binding on the Acquirer;

其签署及履行本协议不会导致与收购方已签署且具约束力的文件产生抵触；

11.4	From the Effective Date onwards, the Agreement shall be legal, valid, enforceable and binding on the Acquirer and shall not be subject to any approval or consent of any third party; and

于生效日起，本协议构成对其合法并具有约束力、有效和可强制执行的义务，不需要获得任何第三方的同意或批准；及

11.5
The Acquirer undertakes that from the Effective Date onwards, it will perform the Share Acquisition with the Transferor, pay the Acquisition Consideration under the Agreement and duly perform and assume all the obligations and liabilities as provided in the Agreement.

于生效日起，其按照本协议之规定与转让方执行股权收购，支付本协议项下收购代价，并确实履行本协议约定的各项义务和责任。

12.	Representations, Warranties and Undertakings of the Transferor

转让方及确认方的声明、保证与承诺

12.1
The Transferor are PRC citizens with valid Resident Identity Cards and other approval documents. As at the Execution Date, there are no such existing legal causes that can lead  the Transferor to lose their civil capabilities;

转让方为中国公民，持有有效的《居民身份证》及其他批准文件。在签署日，不存在可能导致转让方失去民事行为能力的法律事由；

12.2
The Transferor has maintained the power, rights and authorization to sign, deliver and perform the Agreement and has taken all the actions which are necessary for authorization to sign and perform the Agreement;

其具有签署、递送本协议和履行其在本协议项下义务的权力和授权，并已经采取为授权其签署本协议和履行其在本协议项下义务所需的全部行为；

12.3	The Transferor undertakes that its signing and performing the Agreement will not conflict with any documents which have been entered by and binding on the Transferor;

其签署及履行本协议不会导致与其已签署且具约束力的文件产生抵触；

12.4	From the Effective Date onwards, the Agreement shall be legal, valid, enforceable and binding on the Transferor and shall not be subject to any approval or consent of any third party;

于生效日起，本协议构成对其合法并具有约束力、有效和可强制执行的义务，不需要获得任何第三方的同意或批准；

12.5
the Transferor undertakes that from the Effective Date onwards, it will perform the Share Acquisition with the Acquirer and duly perform and assume all the obligations and liabilities as provided in the Agreement;

于生效日起，其按照本协议之规定与收购方执行股权收购，并确实履行本协议约定的各项义务和责任，不需要获得任何第三方的同意或批准；

12.6
The Transferor is entitled with the capability of being the corporate shareholder as provided in the PRC Company Law and other relevant laws and regulations and legally holds the Target Shares and is the sole legal and beneficial owner of the Target Shares;

转让方具有《中华人民共和国公司法》及其他相关法律、法规规定的公司股东之主体资格，合法拥有被收购股权，并为被收购股权唯一合法的和实益的所有人；

12.7
The Transferor is entitled to legally transfer the Target Shares which are not subject to any pledge or other security interests or any other third party rights or restrictions or any sealing-up, distraining, freezing and other compulsory measures by the judicial and administrative authorities;

转让方有权依法转让被收购股权，被收购股权未被质押或设定其他任何担保权益或附带任何第三方权利负担或限制，亦未被司法机关、行政机关冻结、查封或被采取其他任何强制措施；

12.8	The three shareholders included in the Transferor have undertaken to waive their respective rights of first refusal to the Target Shares;

转让方所包含的三位股东已各自承诺放弃其对于被收购股权之优先购买权；

12.9
There is not any legal cause which will or can lead the Transferor to lose the capability of being the shareholder of the Confirmatory Party, exercising the shareholder’s rights and power and/or transferring the Target Shares;

不存在任何导致或可能导致转让方不能享有确认方股东资格、行使股东权力及/或转让被收购股权的法律事由；

12.10
The Confirmatory Party is an enterprise legal person incorporated pursuant to the PRC laws and has maintained the civil rights and capabilities in the light of its business scope stated in its Business License and its articles of association. As at the Execution Date, there are no such existing legal causes that can lead the Confirmatory Party to cease its legal existence and operation;

确认方为在中国依法成立并有效存续的企业法人，在其《企业法人营业执照》所规定的经营范围内，并根据公司章程之规定，享有民事权利能力和民事行为能力。在签署日，不存在导致或可能导致确认方不能依法存续、运 营的法律事由；

12.11
The registered capital of the Confirmatory Party had been fully and duly paid and the registered capital is authentic, legal and sufficient and has not been withdrawn, removed or transferred by any other means;

确认方之注册资本已全部按期缴足，确认方之注册资本真实、合法及充分，并且没有被收回、抽逃或以其他任何方式转移；

12.12
All the documents, materials, information, the representations, clarification, warranties provided to the Acquirer are authentic, sufficient and complete and there is no fake, misleading content, material omission, or other situations which could affect the Acquirer to make correct judgment on the facts related to the Agreement;

为签署本协议向收购方提供的所有文件、资料、信息及做出的任何形式的陈述、说明、保证是真实、充分及完整的，不存在虚假、误导性内容或重大遗漏或其他可能影响收购方对签署本协议相关的事实作出正确 判断之情形；

12.13	The Confirmatory Party has processed and obtained the legal and necessary approvals, registrations, filings and permits and all such approvals, registrations, filings and permits are still valid;

确认方已办理和取得了法定及必需的批准、登记、备案和许可，该等批准、登记、备案和许可文件仍然持续有效；

12.14
The Confirmatory Party has processed and obtained the legal and necessary approvals and permits for the construction and operation of a ceramic tile manufacturing facility with an annual output of 42,000,000 square meters. The construction of the facility and the installation of three ceramic tile production lines is complete.  There are no element which could lead the project to be ceased by the government and there is no legal impediment for the Confirmatory Party to complete the registration and approval formalities with the authorities of environmental protection, land resource, construction, urban planning, production security supervision and management, quality supervision, etc.;

就建设年产42,000,000平方米建筑陶瓷生产设施的建设与营运，确认方已办理和取得了法定及必需的批文和许可，该项目已完成设施的建设及 三条陶瓷生产线的安装，在可合理预见的范围内，不存在任何因素可能导致该项目被政府勒令停止之情形，确认方完成该项目在环境保护、国土资源、建设、城市规划、安全生产监督管理、质量监督等部门之全部登记审批手续没有法律障碍；

12.15
The Transferor and the Confirmatory Party have never been involved in any administrative, civil and economic litigations, arbitrations, administrative punishments or other disputes, nor have they been subject to any sealing-up, distraining, freezing and other compulsory measures by any governmental, judicial and administrative authorities; within the reasonably foreseeable future, there are not any existing elements which could lead the Transferor and the Confirmatory Party to be subject to the aforesaid situations;

转让方及确认方均未涉及任何行政、民事、经济诉讼、仲裁、行政处罚或其他纠纷，亦未被政府任何部门、司法机关、执法机关采取查封、扣押、冻结等强制措施，在可合理预见的范围内，亦不存在任何因素，可能 导致转让方及确认方处于该等情形之中；

12.16
The Transferor has taken and will take all the necessary actions to sign and prepare for all the necessary documents and approvals in order to guarantee the validity and legality of the Share Acquisition under the Agreement;

已或将签署和办理一切必要的文件及批准和采取一切必要的行动，以保证本协议项下股权收购的合法性和有效性；

12.17
During the time from the Execution Date to the completion of the Acquisition, at the absolute discretion of the Acquirer, the Acquirer can require the Confirmatory Party to produce products for the Acquirer and buy the products from the Confirmatory Party at cost.  The Confirmatory Party agrees and accepts the aforesaid price for the products.

自本协议签订日起至收购完成前，收购方依其自己的决定，可以要求确认方以成本价为收购方生产产品并以成本价购买确认方产品，确认方同意和接受前述产品价格。

12.18	The Transferor represents that no other loans exist other that the Agriculure Bank Loan and the Shareholders Loan.

转让方确认除了农行贷款及股东借款外不存在其他任何贷款。

12.19	The total Indebtedness (excluding the Agriculture Bank Loan and the Shareholder Loan) and the estimate of taxes and fees in Clause 10.1 as of the Execution Date is RMB 1,651,400.

所有的债务（除了农行贷款及股东借款外）以及截至签署日依10.1条估算税费的总额为人民币1,651, 400元。

13.	Force Majeure

不可抗力

13.1
If any party is impeded to perform its obligations under the Agreement by war, fire, typhoon, earthquake, flood or the circumstances which can not be reasonably foreseen, avoided or overcome, the party affected by such accident shall notify other parties by fax with respect to the situation of the force majeure, and shall provide the certified documents issued by competent authorities within 14 days after the occurrence of the accident to ceritify the event.

任何一方由于战争及严重的火灾、台风、地震、水灾和其它不能预见、不可避免和不能克服的事件而影响其履行合同所规定的义务的，受事故影响的一方将发生的不可抗力事故的情况以传真通知另一方，并在事故发生后十四天 内将有权证明的机构出具的证明文件提交另一方证实。

13.2
The Party, which fails to fulfill or delay in performing its obligations due to the force majeure events, is not subject to the liability under the Agreement. However, the party affected by the force majeure shall notify other parties by fax immediately after the accident are eliminated.

受影响的一方对因不可抗力而不能履行或延迟履行合同义务不承担责任。然而，受影响的一方应在不可抗力事故消除后尽快以传真通知另一方。

13.3
The parties shall continue to perform their obligations under the Agreement immediately after the cease of the accidents or the elimination of the affection, and the agreed term for performance stipulated under the Agreement shall be extended accordingly.

双方在不可抗力事故停止后或影响消除后立即继续履行合同义务，本协议中规定的有关履行协议的约定期限相应延长。

14.	Termination and Legal Liabilities

解除及法律责任

14.1
 All Parties may modify or terminate the Agreement by mutual negotiation after the execution of the Agreement, provided, however, that no such modification or termination shall be effective unless and until approved by the members of the directors of the post SPAC Listing and Financing company named to the Board of Directors who were nominated by the SPAC.

本协议签署后，各方可经协商一致变更或解除本协议，然而只有在获得SPAC在SPAC上市融资后所任命的董事会成员的同意后，前述变更或解 除方能生效。

14.2
Failure to materially comply with the Agreement by any party shall be regarded as a breach of contact. Without prejudice to the rights conferred to the observant party under the Agreement, the observant party is entitled to claim the compensation for damages from the party in breach according to the PRC Contract Law and relevant laws and regulations.

任何一方没有实质性遵守本协议均视为违约，除本协议已授予守约方之权利外，守约方仍有权按照中国《合同法》以及相关法律、法规的规定要求违约方赔偿其全部损失。

15.	Confidentiality

保密

15.1
Any unpublished information, which is obtained and known by one party during the execution and performance of the Agreement with other parties, can only be used within the necessary scope where the Agreement could be duly performed. The party shall not disclose such information to any third party without prior written consent by the other parties, unless such disclosure is made to its professional consultants who are under the liabilities of confidentiality.

一方在签署和执行本协议过程中所获取和知悉的对方未公开的信息均属保密信息，只可以履行本协议项下义务所必需的范围内予以使用。未经对方的事前 书面同意，不得披露给任何第三方，但披露予其各自具有保密责任的专业顾问除外。

15.2	Each party shall advise their staff who take part in the performance of the Agreement of their confidentiality obligations and direct them to obey the obligation of confidentiality.

各方应就保密义务向其参与执行本协议的员工提出建议，并指导他们遵守前述保密义务。

15.3	Confidential information shall not include the information or any of the information as following:

保密信息不包括以下信息，或其中任何部分，即：

(1)	From certain day in the past, such information has became publicly accessible;

从过去的某日起，该信息已成为可公开取得；

(2)	Such confidential information have been disclosed by a third party, and the Party under the Agreement could reasonably believe that such third party is legally entitled to publish the information;

已由第三方向任何一方透露，而任何一方都合理地相信该第三方是有权合法地公开这些信息的；

(3)	It has been known before the connection with the other parties;

跟对方相接触之前就已知悉的；

(4)	It is disclosed according to the previous written consent to other parties; and

曾和其他方作出书面同意而透露的；及

(5)	It is disclosed in accordance with the court order, the requirement of judicial and governmental authorities with competent jurisdiction.

根据法院命令，具有管辖权的司法机关、政府主管机关的强制性要求而需披露的。

15.4	The obligation of confidentiality under this clause shall remain valid. Termination, ineffectiveness, and invalidation of the Agreement shall not influence the effect of this clause.

本条项下保密义务将持续有效，本协议的终止、无效及失效均不影响其效力。

16.	Notice

通知

16.1	Written notice

书面通知

Any communication relating to the Agreement shall be made in writing in the following manner, unless otherwise provided:

本协议有关的任何通讯，须以书面作出，并除非另有规定，以下述方式作出：

(1)	Hand delivery, mail or fax; and/or

专人交付、邮寄或传真；和/或

(2)	Upon agreement by the Party, information delivery and receipt by e-mail or other electronic means of communication.

经各方同意，以电子邮件或其他电子通讯方式作出和接收通讯。

16.2	Details of contact person

联系人详细资料

Unless otherwise provided herein, the contact detail of the persons designated under the Agreement is set forth as follows.

除非下文另有规定，各方就本协议项下的所有通讯而指定的联系人的详细资料为下列资料。

(1)	the details of the contact person of the Acquirer for the purpose of notification is as follows:

收购方就此目的而通知的其联系人的详细资料如下：

姓名：黄家洞（同时为收件人）

Name:    HUANG Jia Dong  (as the addressee)

收件地址：中国福建省晋江市安海菌柄工业区

Address:    Anhai Junbing Industrial Zone, Jinjiang City, Fujian Province, PRC

邮编/Post Code：362261

电话/Phone No.：+86 (595) 8576 5051

传真/Fax No.：+86 (595) 8578 3691

(2)	the details of the contact person of the Transferor for the purpose of notification is as follows:

转让方就此目的而通知的其联系人的详细资料如下：

姓名：黄长贴（同时为收件人）

Name:  HUANG Chang Tie (as the addressee)

收件地址：中国江西省高安市八景镇（江西省建筑陶瓷产业基地）

Address:    Bajing Town (the Constructional Ceramics Industrial Base of Jiangxi Province), Gaoan City, Jiangxi Province, PRC

邮编/Post Code：330811

电话/Phone No.：+86 (795) 567 8899

传真/Fax No.：+86 (795) 526 8899

(3)	the details of the contact person of the Confirmatory Party for the purpose of notification is as follows:

确认方就此目的而通知的其联系人的详细资料如下：

姓名：黄长贴（同时为收件人）

Name:    HUANG Chang Tie (as the addressee)

收件地址：中国江西省高安市八景镇（江西省建筑陶瓷产业基地）

Address:    Bajing Town (the Constructional Ceramics Industrial Base of Jiangxi Province), Gaoan City, Jiangxi Province, PRC

邮编/Post Code：330811

电话/Phone No.：+86 (795) 567 8899

传真/Fax No.：+86 (795) 526 8899

16.3	According to manner provided in the Clause 16.1, the Party may change the detail of the contact person by a 5 working days notice to other parties.

任何一方可根据第16.1项规定的方式，提前五个工作日向其他方发出的通知，更改其联系人的详细资料。

16.4	If the addressee has not included the correspondence, then the communication is deemed to be invalid.

如果通讯未标明以上收件人，则该通讯无效。

17.	Miscellaneous

附则

17.1	Applicable law and dispute resolution

适用法律及争议的解决

(1)	The conclusion, effectiveness, interpretation and performance of the Agreement shall be governed by the PRC laws.

本协议的成立、效力、解释、履行均适用中国的法律。

(2)
Any dispute arising from or in connection with the Agreement shall be submitted to South China Branch of China International Economic and Trade Arbitration Commission for arbitration. It shall be arbitrated in accordance with the prevailing arbitration rules. Arbitral award is final and binding on the Party.

凡因本合同引起的或与本合同有关的任何争议，均应提交中国国际经济贸易仲裁委员会华南分会，按照申请仲裁时该会现行有效的仲裁规则进行仲裁。仲裁裁决是终局的，对双方均有约束力。

17.2	Modification

修改

The Agreement may be modified by means of writing or signing the supplemental agreement upon the mutual agreement of all parties.

经各方协商一致，可以以书面形式修改本协议或签署补充协议。

17.3
The Agreement is executed in eight counterparts with equal legal effect. The Acquirer and the Confirmatory Party hold one copy each. The three shareholders of the Transferor hold one copy each. The remaining copies will be submitted to the AIC and other relevant departments.

本协议一式八份，收购方、确认方各执一份，转让方所含三位股东各执一份，其余报工商登记机关等有关部门，均具同等法律效力。

（以下无正文）

  (The remainder of this page is intentionally left blank)

（本页为签字页，以下无正文）

(Signing page, no context hereinafter)

Hereby to certify that the Agreement is official signed by the authorized representatives of the Party on the date shown in the caption of the Agreement.

本协议经各方的授权代表于文首所示日期正式签署，以资证明。

收购方/ Acquirer：

晋江恒达陶瓷有限公司/ Jinjiang Hengda Ceramics Co., Ltd.（盖章/Seal）：

授权代表/Authorized representative（签字/Signature）：

转让方/ Transferor：

黄长贴/ HUANG Chang Tie（签字/Signature）：

吴友进/ WU You Jin（签字/Signature）：

王毅琳/ WANG Yin Lin（签字/Signature）：

确认方/ Confirmatory Party：

江西恒达利陶瓷建材有限公司/ Jiangxi Hengdali Constructional Ceramics Co., Ltd.（盖章/Seal）

授权代表/Authorized representative（签字/Signature）：

附表1： 转让方累计投资明细（除注册资本外）
Schedule 1: Cumulative investment details (registered capital excluded)

Date / 日期	Amount / 金额 （RMB/人民币 ,000,000）
May 12, 2008 / 2008年5月12日	22.00
January 8, 2009 / 2009年1月8日	29.85
April 2, 2009 / 2009年4月2日	31.10
July 7, 2009 / 2009年7月7日	39.00
Total / 总计	121.95

附表2：工业厂房所有权/使用权证。
Schedule 2: Industrial Premise Ownership Certificate / Use Right Certificate

《国有土地使用证》（高国用(2008)第1199号）
State-owned Land Use Right Certificate(GGY(2008) No.1199)

《国有土地使用证》（高国用(2009)第0431号）
State-owned Land Use Right Certificate(GGY(2009) No.0431)

2008年9月27日高安市建设局颁发的《建筑工程施工许可证》
Project Construction Permit issued by Gao An City Construction Bureau dated on 27th September 2008.

附表3：注册资本额利息明细 （人民币 ,000,000）
Schedule 3: Details for the interests of registered capital (RMB MM)

Register Capital Injection 注册资本投入额	Injection Date 投入日期	Assumed Payment Date 假设的还款日期	Days of Bearing Interest 承担利息的日数	Interest 利息额
6.28	April 30, 2008 2008年4月30日	December 31, 2009 2009年12月31日	610	0.57
12.40	May 8, 2009 2009年5月8日	December 31, 2009 2009年12月31日	237	0.43
12.40	May 12, 2009 2009年5月12日	December 31, 2009 2009年12月31日	233	0.43
12.40	May 14, 2009 2009年5月14日	December 31, 2009 2009年12月31日	231	0.42
12.40	May 19, 2009 2009年5月19日	December 31, 2009 2009年12月31日	226	0.41
55.88				2.26
Note: The interest shall be adjusted if the date of payment of consideration is not December 31, 2009 according to Clause 4.1(3) of the Agreement. 注意：如果收购代价实际支付日不是2009年12月31日，利息将会按本协议第4.1(3)项调整 。

附表4： 股东借款利息明细（人民币 ,000,000）
Schedule 4: Details for the interests of Shareholders’ Loan (RMB MM)

Borrowing 借款额	Borrowing Date 借款日期	Assumed Payment Date 假设的还款日期	Days of Bearing Interest 承担利息的日数	Interest 利息额
22.00	May 12, 2008 2008年5月12日	December 31, 2009 2009年12月31日	598	1.94
29.85	January 8, 2009 2009年1月8日	December 31, 2009 2009年12月31日	357	1.57
31.10	April 2, 2009 2009年4月2日	December 31, 2009 2009年12月31日	273	1.25
39.00	July 7, 2009 2009年7月7日	December 31, 2009 2009年12月31日	177	1.02
121.95				5.78
Note: The interest shall be adjusted if the date of payment of shareholders' loan is not December 31, 2009 according to Clause5(2) of the Agreement. 注意：如果股东借款实际偿还日不是2009年12月31日，利息将会按本协议第4.1(3)项调整 。

附表5：确认方截至收购完成日尚未还清或可能发生的贷款明细（人民币 ,000,000）
Schedule 5: Details for all the bank loans of the Confirmation Party which remains outstanding or would have incurred as at the Completion Date of the Acquisition (RMB MM)

Bank Name 银行名称	Borrowing 借款额	Borrowing Date 借款日	Date of Maturity 到期日	Annual Interest Rate 年利率
Agriculture Bank Gaoan Branch 农业银行高安分行	20.0	September 22, 2009 2009年9月22日	September 21, 2010 2010年9月21日	6.1065%
Agriculture Bank Gaoan Branch 农业银行高安分行	5.0	September 20, 2009 2009年9月20日	September 19, 2010 2009年9月19日	6.6240%
Agriculture Bank Gaoan Branch 农业银行高安分行	10.0	September 20, 2009 2009年9月20日	September 19, 2011 2009年9月19日	6.6240%
Agriculture Bank Gaoan Branch 农业银行高安分行	15.0	September 20, 2009 2009年9月20日	September 19, 2012 2009年9月19日	6.6240%
Agriculture Bank Gaoan Branch 农业银行高安分行	10.0	September 20, 2009 2009年9月20日	September 19, 2013 2009年9月19日	6.6240%